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                                                                 EXHIBIT 10.12a

                          TOLL MANUFACTURING AGREEMENT
                                       FOR
                      APAP/HYDROCODONE BITARTRATE TABLETS

         This Toll Manufacturing Agreement for APAP/Hydrocodone Bitartrate Tablets ("Manufacturing Agreement") is made and entered into on and as of December 13, 1995, by and between Mallinckrodt Chemical, Inc. ("Mallinckrodt"), and King Pharmaceuticals, Inc. ("King").

         WHEREAS, contemporaneously herewith, Mallinckrodt, King and King Pharmaceuticals of Nevada, Inc. ("King-Nevada") have entered into an Asset Purchase Agreement ("Asset Purchase Agreement") pursuant to which Mallinckrodt is purchasing from King-Nevada, among other things and on the terms and conditions stated therein, the Current Products and the Future Products, which represent various dosage strengths of APAP/hydrocodone bitartrate tablets;

         WHEREAS, Mallinckrodt and King recognize that it will require some substantial period of time before all applicable regulatory requirements are met allowing Mallinckrodt to commence the manufacture of commercial dosage formulations represented by the Current Products or the Future Products (when available) at Mallinckrodt's facilities or a facility designated by Mallinckrodt and, in any event., Mallinckrodt is currently not capable of undertaking such manufacture;

         WHEREAS, King and Mallinckrodt therefore wish to provide for continued production by King of the Current Products from and after the date hereof, and the Future Products at such time as commercial production becomes possible, until such time as it becomes possible for Mallinckrodt to commence manufacture of dosage formulations elsewhere;

         WHEREAS, both Mallinckrodt and King understand that the performance of manufacturing services by King for an extended period of time is essential for Mallinckrodt to realize the benefit of its bargain under the terms of the Asset Purchase Agreement and, therefore, Mallinckrodt will be relying on King's performance of such services on a continuing basis;



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         WHEREAS, Mallinckrodt is willing to provide King, at no cost to King, with the necessary quantities of APAP and hydrocodone bitartrate (hereinafter jointly referred to as "Key Materials") to allow King to toll process the dosage formulations represented by the Current Products and Future Products for the benefit of Mallinckrodt;

         WHEREAS, Mallinckrodt and King are willing to proceed with the toll manufacturing of the dosage formulations represented by the Current Products and Future Products (when available) on such terms and conditions as are set forth herein; and

         WHEREAS, any capitalized terms or any other terms specifically defined in the Asset Purchase Agreement used herein shall have the meaning ascribed to them in the Asset Purchase Agreement, unless otherwise expressly set forth herein.

         NOW, THEREFORE, in consideration of the premises, covenants and representations of the parties set forth herein, and other good and sufficient consideration receipt of which is hereby acknowledged, King and Mallinckrodt agree as follows:

         1.       MANUFACTURING SERVICES.

                  (a) In consideration of the promises and undertakings of Mallinckrodt set forth in the Asset Purchase Agreement, and for the consideration provided herein and in accordance with all terms, conditions, representations and warranties set forth herein, for the term hereof, and subject to Mallinckrodt's purchase of required minimum volumes pursuant to the provisions of Section 6 hereof, King will manufacture Mallinckrodt's requirements for all tablet dosage formulations that may be produced in accordance with the right and authority for production granted pursuant to any ANDAs (or supplements thereto) concerning the Current Products or the Future Products. All manufacturing by King in accordance herewith shall take place at Kings Bristol Facility or at such other facility owned or leased by King as the parties may agree and as the FDA may approve. In addition, all manufacturing by King hereunder shall be done strictly in accordance with cGMP using the manufacturing process described in the appropriate ANDAs (or supplements thereto) concerning the Current




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                           Products and Future Products, as appropriate. At all
                           times during the term hereof, King will take all actions necessary to ensure that it utilizes its available Drug Enforcement Administration ("DEA") manufacturing quota in such a manner as to guarantee that Mallinckrodt will receive its full requirements for APAP/hydrocodone bitartrate tablets hereunder and will further take all actions available to it to ensure that its manufacturing quota is consistently maintained at a level that is adequate for the performance of its obligations hereunder under any reasonably possible set of circumstances that may affect such performance. King will immediately, but in no event more than five (5) days after receipt thereof, provide Mallinckrodt with a copy of any communication it receives from the DEA relative to its quota for hydrocodone bitartrate or relating in any manner whatsoever to its performance or its ability to perform hereunder. During the existence of this Manufacturing Agreement, King will provide Mallinckrodt with a monthly report of its hydrocodone bitartrate usage and availability, which report shall be substantially in form attached hereto as Schedule 1(a).

                  (b) The precise dosage forms to be manufactured by King relative to the Current Products and the agreed upon specifications for each (including, without limitation, specifications for all components and raw materials, whether active or inactive, in addition to finished product specifications) are described on Exhibit A attached hereto. As commercial production becomes available with respect to each of the Future Products, the specifications for each of the dosage forms to be produced with respect thereto will be attached to this Manufacturing Agreement as part of Exhibit A. There will be no changes made to the specifications set forth on Exhibit A except with the mutual written agreement of the parties; provided that, King will immediately implement any changes in product specifications requested by Mallinckrodt if any such changes are permissible under the provisions of the appropriate ANDA or supplement thereto, as appropriate. In the event any change in product specifications requested by Mallinckrodt would cause King to incur additional direct manufacturing cost in production hereunder, King shall notify



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                           Mallinckrodt writing, within ten (10) days after the
                           date of any requested specification change by Mallinckrodt of the reason for and nature of any such increased cost (as well as the timing anticipated for any specification change) and if Mallinckrodt agrees to pay such additional cost, King shall begin implementation of any such requested specification change at a time agreed upon by the parties; provided that, it is understood that King shall not be required to make any such specification change if Mallinckrodt is unwilling to pay the cost therefor. Notwithstanding the foregoing, the parties acknowledge that it is possible that changes in applicable laws, rules or regulations or actions of the FDA, the DEA or any other regulatory agency may require changes to be made in the agreed upon product specifications. Should such an eventuality occur, King will immediately notify Mallinckrodt in writing of the nature of and reason for any such potential specification changes and, subject to approval by Mallinckrodt (which shall not unreasonably be withheld), such changes will be implemented by King as and when required (but not earlier than required) and (i) any clearly demonstrable incremental direct manufacturing cost increase occasioned thereby shall be passed on to Mallinckrodt in the form of an upward adjustment to the compensation to be paid to King hereunder in accordance with Section 5 or (ii) any clearly demonstrable incremental reduction in direct manufacturing cost occasioned thereby shall be passed on to Mallinckrodt in the form of a downward adjustment to the compensation to be paid to King hereunder in accordance with Section 5.

                  (c) King will, in conjunction with its manufacturing services provided hereunder, insure that all tablets manufactured are properly and safely packaged, as appropriate, in sample containers, 100, 500 or 1000 count bottles or bulk containers, all as reasonably instructed by Mallinckrodt. King will provide all tablet container/closure systems and other packaging materials required by King to perform its obligations hereunder; provided that, all container/closure systems to be utilized for packaging of tablets shall be in accordance with the appropriate ANDA, supported by adequate


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                           stability data and satisfactory to Mallinckrodt in
                           specification and actual quality.

                  (d) Provided Mallinckrodt is in compliance with its obligations under Section 5 hereof and its obligation to supply Key Materials hereunder, all work-in-process and finished goods produced in accordance herewith shall be and remain at all times the sole and exclusive property of Mallinckrodt. King shall not mortgage, pledge, cause a lien to be created with respect to or otherwise encumber any of such work-in-process or finished goods, or take any other action which is inconsistent with Mallinckrodt's absolute right of ownership thereto, other than the processing and handling of such material in the performance of King's obligations hereunder. Upon expiration or termination of this Manufacturing Agreement, King shall immediately ship to Mallinckrodt or to a location designated by Mallinckrodt, at Mallinckrodt's expense, King's entire inventory of finished goods produced hereunder against payment therefor in accordance with the terms hereof. Furthermore, upon expiration or termination hereof, King shall finish, package and ship to Mallinckrodt or to a location designated by Mallinckrodt, at Mallinckrodt's expense, all work-in-process as finished product against payment therefor in accordance with the terms hereof, even if the processing, packaging and shipping of such work-in-process requires King to continue production beyond the formal date of termination or expiration of this Manufacturing Agreement.

                  (e) Within three (3) months after the execution hereof, and to the extent not already specifically provided for herein, King and Mallinckrodt will work together in good faith to establish intercompany procedures and policies relative to the proper administration and performance of this Manufacturing Agreement.

                  (f) The parties agree that no part of this Manufacturing Agreement is intended to give Mallinckrodt any authority or input as to the daily operation of King's manufacturing, laboratory, packaging and distribution processes, especially but not exclusively with regard to the number of King


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                           employees involved with such processes. Mallinckrodt
                           shall not ask or suggest that King downsize its labor force or lay of King employees in order to pass on to Mallinckrodt an incremental cost savings nor will Mallinckrodt ask, suggest or demand that King purchase machinery or automated equipment which could result in a reduction of King's labor force even if the purchase of such machinery or automatic equipment might result in King having reduced manufacturing or packing costs. King agrees that it will not add any cost to its provision of manufacturing services hereunder except in good faith and as absolutely required to carry out its obligations in accordance herewith.

         2.       Raw Materials and Equipment.

                  (a) Mallinckrodt agrees to provide to King, during the term hereof, such amounts of Key Materials as King shall require to satisfy its obligations hereunder to Mallinckrodt to produce APAP/hydrocodone bitartrate tablets hereunder. Mallinckrodt agrees to employ reasonable commercial efforts to provide quantities of the Key Materials to King. King agrees that under no circumstances will King disclose to any third party the quantities of Key Materials received and processed by King hereunder, unless King is required to do so by law or at the direction of a court or any governmental (state or federal) agency or entity. Mallinckrodt represents and warrants to King that the Key Materials so provided will meet the specifications set forth on Exhibit B attached hereto. King agrees to test each lot of Key Materials received from Mallinckrodt prior to use in any production hereunder to determine definitively whether it meets the applicable specifications. If any lot does not meet specifications, King shall inform Mallinckrodt of such fact immediately and in writing and Mallinckrodt, if it is in agreement that any such lot does not meet applicable specifications, shall as soon as practicable provide King with a new lot of Key Materials meeting applicable specifications, which replacement is acknowledged by King to be its only remedy for the failure of a lot of Key Materials to meet applicable specifications. If, within ten (10) business days of being informed by King that any lot of Key Materials does not meet



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                           specifications, Mallinckrodt does not agree with
                           King that any lot of Key Materials fails to meet applicable specifications, the parties will arrange for the lot in question to be tested by a mutually acceptable independent laboratory for conformity with specifications and the determination of such laboratory (unless clearly erroneous) will be final and binding upon the parties. The cost of any such testing by the independent laboratory shall be home by the party whose judgment was incorrect. Any lots of Key Materials not meeting applicable specifications shall, at the request of Mallinckrodt, be destroyed by King or returned by King to Mallinckrodt, in either case in the precise manner specified by Mallinckrodt and at the expense of Mallinckrodt. All Key Materials delivered to King in accordance herewith shall be and remain at all times the sole and exclusive property of Mallinckrodt. King shall not mortgage, pledge, cause a lien to be created with respect to or otherwise encumber any of the Key Materials, or take any other action which is inconsistent with Mallinckrodt's absolute right of ownership thereto, other than the processing and handling of the Key Materials in the performance of King's obligations hereunder. Upon expiration or termination of this Agreement, King shall immediately return to Mallinckrodt or ship to a location designated by Mallinckrodt, at Mallinckrodt's expense, King's entire inventory of unused Key materials.

                  (b) King will manufacture APAP/hydrocodone bitartrate tablets hereunder by utilizing the pieces of equipment described on Exhibit C attached hereto (as they are or will be described in the appropriate ANDAs or supplements thereto). King shall have the responsibility and shall incur the expense, with respect to all pieces of equipment utilized for production and testing hereunder, to ensure that all calibration and normal operating maintenance on, cleaning of, repair to and replacement of such equipment is performed as and when necessary and that all such equipment is protected from theft, fire or other casualty of any sort. King shall maintain all maintenance and repair records with respect to such equipment in accordance with the requirements imposed by cGMP.



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                  (c)      With the exception of the Key Materials to be
                           provided by Mallinckrodt in accordance with subsection (a) of this Section 2, all other raw materials and other resources required in connection with production hereunder shall be provided by King at its cost and expense, subject to reimbursement in accordance with the relevant provisions hereof Mallinckrodt shall have the right to approve in advance all suppliers of raw materials in connection with production hereunder. King represents and warrants to Mallinckrodt that it currently has access to, and during the entire term thereof will make all reasonable efforts to ensure that it will continue to have access to, sufficient supplies of raw materials, utilities, container/closure systems, packaging materials and all other required items to perform the services required of it hereunder without interruption, subject only to the occurrence of any events covered by the provisions of Section 15 hereof. King agrees that it will conduct audits of its suppliers of raw materials hereunder on a regular basis to ensure that such suppliers are producing raw materials in accordance with all applicable laws, rules and regulations (including without limitation the requirements of cGMP) and to ensure that such suppliers will continue to be able to supply a sufficient quantity and quality of raw materials. King will supply Mallinckrodt with copies of all such supplier audit reports. King agrees, at all times during the term hereof, to use all reasonable efforts to maintain an inventory of raw materials (other than Key Materials), packaging materials and container/closure systems sufficient to manufacture Mallinckrodt's outstanding Quarter Forecast (as defined in Section 7(a) below) for finished product. King agrees that, should it (i) receive any notification (whether written or oral) from any supplier of any raw materials or other resources to be provided by King hereunder that such supplier either has the intention of discontinuing or substantially reducing its supply of such raw materials or other resources to King or (ii) become aware of any facts or circumstances that make it possible that there will be any shortage of any such raw materials or resources or any other reason why such raw materials or resources may be unavailable in sufficient quantity or quality as and when needed, then King shall promptly notify Mallinckrodt of the nature of any such difficulty and shall keep Mallinckrodt continuously



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                           informed of any change in circumstances and of its
                           best efforts, which it shall make in good faith, to locate alternate sources of supply for the affected raw materials and resource (which alternate sources shall be subject to prior approval by Mallinckrodt but which approval shall not unreasonably be withheld).

                  (d) All Key Materials and other raw materials (including container/closure systems) utilized by King in production hereunder, as well as all work-in-process and finished goods produced by King, shall be kept physically and financially segregated by King from its other properties and inventories and shall be conspicuously marked as being the sole property of Mallinckrodt. Key Materials, when and where applicable, shall be stored, handled and used hereunder in accordance with the requirements and directives of the PDA and the DEA. Mallinckrodt acknowledges that King will, during the existence of this Manufacturing Agreement, purchase acetaminophen and hydrocodone bitartrate from Mallinckrodt and potentially other suppliers in order to manufacture products other than the Current Products or Future Products for third parties; provided, that such manufacture for third parties will in no event be accomplished by King in violation of Section 3.5 of the Asset Purchase Agreement and, provided further that, King will not utilize its DEA quota for bydrocodone bitartrate for the manufacture of products for any third parties unless and to the extent that it has sufficient quota to meet all of Mallinckrodt's requirements for finished goods hereunder. Mallinckrodt will not make any claim of ownership to any acetaminophen and hydrocodone bitartrate purchased by King from Mallinckrodt (as opposed to any Key Materials furnished hereunder by Mallinckrodt's or from third parties as long as it is intended for use other than for performance by King under this Manufacturing Agreement.

                  (c) King shall execute such financing statements, security agreements and other documents that Mallinckrodt, in its sole judgment, deems advisable to protect any of its ownership interests in the Key Materials, or any work-in-process or finished goods and to carry out the purposes of this


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                           Manufacturing Agreement. Mallinckrodt agrees that it
                           will pay the cost of preparing same and any recording or filing fees payable in correction with the filing or recording of a financing statement or similar document.

         3.       Laboratory Testing Services, Quality Control and Yields.

                  (a) King will take all necessary steps to insure that it has the equipment, instrumentation, resources and trained personnel to provide all raw materials (other than the Key Materials), in-process and product assays, analysis and other testing as compliance with cGP standards may require in connection with King's production hereunder. Without limitation, King shall provide a complete set of batch records, all applicable deviation reports, out-of-specification investigation reports and a complete certificate of analysis for each lot of finished product produced hereunder. Notwithstanding any other provision hereof, and regardless of whether or not any particular issue or detail is addressed by the terms hereof, King shall at all times perform its obligations hereunder in accordance with all applicable cGMP standards.

                  (b) King shall be responsible for all process, cleaning and methods validation, stability studies (including, without limitation, the production of quality control finished product batches for each of the Current Products and, when available, the Future Products on at least an annual basis) or other tests and procedures necessary for the manufacture and release of finished product hereunder in accordance with cGMP and in accordance with the requirements of any ANDA (or any supplement thereto).

                  (c) King agrees to conduct quality control sampling of all raw materials, components, packaging materials and container/closure systems purchased or furnished by it promptly upon receipt of such materials and systems and before use of any such materials and systems in the production of finished goods hereunder. King agrees that it will only utilize, in connection with production hereunder, raw materials, components, packaging materials and container/closure systems that meet all applicable specifications and



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                           that have been sampled, tested and approved in
                           accordance with King's normal test procedures and standard operating procedures.

                  (d) King shall maintain complete and accurate documentation of all validation data, stability testing data, batch records, quality control and laboratory testing and any other data required under cGMP, other FDA requirements or as otherwise reasonably required by Mallinckrodt in connection with King's production hereunder. King further agrees to compile all data necessary for Mallinckrodt to file an Annual Report and other periodic reports with the FDA relative to the appropriate ANDAs or supplements thereto concerning the Current Products and the Future Products (as applicable), which data shall be compiled in accordance with the requirements of 21 CFR ss.314 and shall include, without limitation, stability data, distribution data, labeling, adverse reaction reports and data concerning chemistry, manufacturing and control changes. King agrees to conduct audits on a regular basis with such frequency as Mallinckrodt may reasonably direct to insure the integrity and traceability of all data compiled by it to be submitted in connection with or to be used in the preparation of each Annual Report or other periodic reports relative to each of the Current ANDAs and Future ANDAs.

                  (e) In accordance with Section 8(a) below, Mallinckrodt shall have the sole right and responsibility for approving or rejecting any shipment of finished products produced by King hereunder. In order for Mallinckrodt to discharge the aforesaid responsibility, King shall quarantine every lot of finished product in accordance with Mallinckrodt approved quarantine procedures until King receives approval from Mallinckrodt's quality assurance function for release of any such lot of finished product, which approval (or not, as the case may be) shall be provided by Mallinckrodt as quickly as possible, but in no event later than ten (10) calendar days from the date of King's initial quality assurance release of finished product (which release is accompanied by appropriate documentation) into Mallinckrodt's quality assurance function. King will audit all batch records with respect to any particular lot of finished products in




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                           accordance with Mallinckrodt approved procedures and
                           will provide Mallinckrodt's quality assurance function with a complete set of all batch records (to include all deviation and out-of-specification investigation reports) with respect to such lot. In particular, with respect to each lot of finished goods produced hereunder, Mallinckrodt shall receive from King a certificate of compliance (in a form and executed by an individual reasonably satisfactory to Mallinckrodt) stating that such lot of finished products has been manufactured in accordance with cGMP. King and Mallinckrodt will both take whatever actions are necessary to ensure that all discrepancies, problems or issues raised during the batch record audit process are resolved as expeditiously as possible prior to release from quarantine of any lot of finished product.

                  (f) King guarantees to Mallinckrodt that it will employ all possible efforts during the term hereof to maximize yields of finished product. King guarantees specifically to Mallinckrodt that each lot of finished product produced hereunder will meet the yield level for the particular strength in question as set forth on Exhibit D, hereinafter with respect to any particular dosage strength known as the "Yield Guarantee Level." In the event that, with respect to any lot or production run made and invoiced by King in accordance with this Agreement, the actual yield of finished product does not meet the Yield Guarantee Level, there will be an adjustment in the compensation payable to King hereunder as set forth in Section 5 below.

                  (g) Yield calculations and testing shall be made by King for each volume of finished product made by King in a production run in accordance with the methods for determining product yield set forth on Exhibit E attached hereto, and prior to release of the finished product for shipment. Any such yield calculations for a particular lot of finished product shall be included on the invoice sent to Mallinckrodt covering such finished product. Mallinckrodt may, at any time within thirty (30) days after the release date for any particular volume of finished product, make its own calculations and tests of product yield in accordance with the methods set



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                           forth on Exhibit E. In the event such calculation and
                           testing by Mallinckrodt indicates that there is a discrepancy between the determination of actual yield between Mallinckrodt and King, the parties shall settle the differences among themselves or jointly perform another test and calculation of product yield through a mutually agreeable independent laboratory, the results of which test shall be determinative. The costs of any testing by an independent laboratory as aforesaid shall be borne by the party whose rest results were furthest from the result obtained by such independent laboratory.

         4.       Labeling and Product Literature.

                  (a) King agrees to affix labels to all finished product in accordance with Mallinckrodt's instructions unless to do so would violate any state or federal statute or regulation or would not conform to cGMP standards. Until such time as Mallinckrodt otherwise directs, King, at its expenses but subject to reimbursement in accordance with the appropriate provisions of
                           Section 5 below, will be responsible for the printing of package inserts and labels for all finished products, King shall affix the appropriate lot number and expiration date to each label that is placed on a bottle or package of finished product. King will not change or alter in any manner any product labeling without the prior written consent of Mallinckrodt, and it is understood that except as specifically provided herein Mallinckrodt will be solely responsible for the substantive content of all labels. King shall maintain a system to ensure label accountability and shall provide Mallinckrodt with an inventory reconciliation of labels as often and in such form as Mallinckrodt may reasonably require; in no event shall King be required to provide such reconciliation more than twice per calendar quarter but such reconciliation shall be provided by King no less often than quarterly and, in any case when provided, such reconciliation shall be given to Mallinckrodt no later than fifteen (15) days after the end of any three (3) month period hereunder for which such an inventory reconciliation is being provided.




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                  (b)      Mallinckrodt will have sole responsibility, at its
                           expense, for the production of all material safety data sheets, product bulletins and other product literature relative lo the Current Products or the failure Products. However, King agrees at all times during the term hereof to provide Mallinckrodt with any and all information in its knowledge or possession that Mallinckrodt might find useful or relevant in the preparation of any such product literature, as and when King becomes aware of such information provided that, it is understood that King has no affirmative obligation whatsoever to search for any such information.

                  (c) Mallinckrodt agrees that it will not engage in any act which causes any packaged and labeled finished product produced by King to become adulterated or misbranded within the meaning of the federal Food, Drug and Cosmetic Act, as amended.

         5.       Compensation for Services Performed by King.

                  (a) In return for the performance by King of the services specified herein, Mallinckrodt agrees to pay King a processing fee of Five Thousand Dollars ($5,000) per batch of finished product in tablet form ("Tolling Fee") (appropriately tested, bottled and labeled and otherwise produced in accordance with the requirements hereof, especially Sections 1, 2, 3 and 4 above), subject to adjustment hereunder due to its failure to meet the Yield Guarantee Level. For purposes of the immediately preceding sentence and this Manufacturing Agreement, the term "batch" assumes a production run of one million (1,000,000) tablets (one million two hundred thousand (1,200,000) for any dosage formulations having a strength of 5 mg. of hydrocodone bitartrate and 500 mg. of APAP). In addition to the Tolling Fee described immediately above, Mallinckrodt shall also pay King its direct manufacturing costs associated with production hereunder. The Tolling Fee and the direct manufacturing costs associated therewith with respect to any particular volume of finished product produced by King hereunder shall be due and payable to King within forty five (45) days after receipt by Mallinckroddt of an invoice from King (and other appropriate documentation as may be agreed) indicating the Tolling Fees payable, the direct manufacturing cost associated with the production lots for which the invoice is being submitted the number of batches and total number of tablets produced, the number of kilograms of APAP and hydrocodone bitartrate used in the finished product being invoiced, the lot numbers of products produced and the release date for each of those lots, and certifying that the finished product for which Mallinckrodt is being billed has been produced finished in conformance with applicable specifications, cGMP and the requirements hereof (including without limitation that each batch produced meets the Yield Guarantee Level or, if such is the case, that any one or more batches invoiced fails to meet the Yield Guarantee Level providing specific details in that case as to the actual yield achieved for each batch included in the invoiced batch or batches) and is ready for release and shipment.

                  (b) The Tolling Fee set forth above in subsection (a) above shall remain firm until January 1, 1997 and shall automatically be adjusted for each calendar year thereafter, effective for orders delivered on or after tile first day of January of each such calendar year, to reflect increases or decreases in the Producer Price Index as published by the International Monetary Fund for the calendar year prior to the year for which any such adjustment is to take place.

                  (c) In the event that, with respect to any batch or batches made and invoiced by King in accordance with this Manufacturing Agreement, the actual yield of any finished product batch invoiced is less than the appropriate Yield Guarantee Level, the Tolling Fee paid or payable with respect to such batch of finished product shall be adjusted downward by the amount set forth on Exhibit F hereto.

                  (d) In the event that application of the provisions set forth in subsection (c) immediately above indicates that a downward adjustment in the Tolling Fee is required with respect to any particular volume of finished product, King shall (i) if payment of the Tolling Fee for such volume has already been made, promptly refund the appropriate amount to Mallinckrodt in cash or, if Mallinckrodt approves, credit any such amount against future payments by Mallinckrodt hereunder or, (ii) if payment of the Toiling Fee for such volume has not been made, issue a corrected invoice to Mallinckrodt for the appropriate amount payable to King.

                  (e) Notwithstanding any other provision hereof, in the event that as a consequence of any negligent action or omission to act by King in the course of the performance of its obligations hereunder all or any portion of any batch, lot or other volume of Key Materials is destroyed or otherwise rendered unusable for the production of finished product hereunder, then King (in addition to any adjustments to be made to the Tolling Fee in accordance with this Section 5) will pay to Mallinckrodt, within third (30) days of the date of any request for payment by Mallinckrodt, an amount equal to the average amount charged by Mallinckrodt to other consumers of Key Materials for an amount of such Key Materials equal to the volume of Key Materials so destroyed or otherwise rendered unusable, less fifteen Accent (l5%). Furthermore, it is understood that King shall be responsible for and Mallinckrodt notwithstanding any other provisions hereof, shall have no responsibility or liability to make payment for any batch or lot of finished products that, through no act or omission to act on the part of Mallinckrodt, fails to meet applicable specifications, is the subject of a recall (whether voluntary or involuntary), is not merchantable or fit for its intended purposes or is adulterated or misbranded. At Mallinckrodt's option all or any portion of the amount King owes Mallinckrodt at any given time pursuant to this subsection (e) may be offset by Mallinckrodt against any Tolling Fee that may be due to King hereunder, provided that in any case where Mallinckrodt decides to exercise such option it will give notice thereof to King.

                  (f) At all times during its performance hereunder, King shall take whatever actions are reasonably available to it to ensure that any increases in its direct manufacturing cost applicable to such performance are kept to an absolute minimum. King will at all times keep Mallinckrodt fully informed of any current or anticipated changes in its direct manufacturing cost hereunder and will consult with and seek Mallinckrodt's input concerning the various courses of action or alternatives that might be adopted to reduce, slow or prevent the increase of any such cost.

         6.       Minimum Manufacturing Fee.

                  (a) Regardless of the amount of finished product that Mallinckrodt requests King to produce during any contract year during the initial term hereof and provided that King is in compliance with its obligations and the terms and conditions hereof, Mallinckrodt hereby agrees to pay King a minimum fee for each contract year ("Minimum Manufacturing Fee") during such initial term as follows:

                             86   (i)         first contract year             $1,000,000,
                             97   (ii)        second contract year            $1,000,000,
                             98   (iii)       third contract year             $1,500,000,
                             99   (iv)        fourth contract year            $1,500,000, and
                           2000   (v)         fifth contract year             $2,000,000



                           For purposes of the immediately preceding sentence, the term "contract year" shall refer to the calendar years 1996, 1997, 1998, 1999 and 2000 as appropriate, except that the first contract year for the sake of convenience, shall commence on December 13, 1995 and end on the last day of calendar year 1996.

                  (b)      Notwithstanding the immediately preceding subsection
                           (a), the amount of the Minimum Manufacturing Fee payable to King for the third, fourth and fifth contract years that is in excess of One Million Dollars ($1,000,000) shall only be payable to King for those years in the event that FDA Approval has been received for all of the Future Products on or before the end of the thirtieth (30th) month after the Closing Date. Further, notwithstanding the immediately preceding subsection (a), the Minimum Manufacturing Fee otherwise payable to King in accordance herewith will be reduced dollar-for-dollar in any given contract year by the cumulative amount of (i) any and all downward adjustments in Tolling Fees for batches produced during such contract year that are made in accordance with the provisions of subsection (c) of
                           Section 5 above, (ii) any amounts payable by King to Mallinckrodt pursuant to subsection (e) of Section 5 above and (iii) any amounts payable by King to Mallinckrodt pursuant to subsections (a) or (d) of
                           Section 8 below.

                  (c) Mallinckrodt agrees that if, for any given contract year, Mallinckrodt has not requested King to produce and King has not produced finished product in an amount that, given the applicable Tolling Fee, would provide King with payment (over and above reimbursement for direct manufacturing costs) equal to or in excess of the Minimum Manufacturing Fee for that contract year, as adjusted pursuant to the provisions of subsection (b) set forth immediately above (the amount by which such payment is less than the applicable Minimum manufacturing Fee to be referred to herein as the "Minimum Manufacturing Fee Shortfall"), Mallinckrodt shall either, at its option, (i) make payment to King of the Minimum Manufacturing Fee Shortfall within thirty (30) days after the date on which it receives a correct invoice from King setting forth the amount of any such Minimum Manufacturing Fee Shortfall for the contract year in question, or (ii) place an order with King for the production of that amount of finished product that would generate Tolling Fees (assenting no downward adjustments pursuant to the applicable provisions of Section 5) equal to or greater than the Minimum Manufacturing Fee Shortfall. In the event Mallinckrodt selects the latter option, Mallinckrodt will provide King with the necessary quantity of Key Materials to complete the processing of such order and will make payment to King for the production of such finished product in accordance with procedures established in this Manufacturing Agreement.

         7.       Forecasts, Order Placement and Delivery.

                  (a) Mallinckrodt will submit to King, in writing and on or before the fifteenth (15th) of every month during the term hereof, a forecast of its monthly requirements for finished product during each of the next three (3) months ("Quarter Forecast") and its total anticipated monthly requirement for finished product during the following twelve (12) month period. Mallinckrodt will malceall forecasts in good faith and will at all times present forecasts which are as accurate as possible given the market and other information available to Mallinckrodt, but under no circumstances whatsoever shall any forecasts made hereunder be deemed to be an order for the production of finished goods or otherwise binding on Mallinckrodt.

                  (b) Finished product shall be ordered by Mallinckrodt only in writing. King is not entitled to accept verbal orders of any kind for the production of finished product. Any written work order will contain the following information: (i) the precise quantity of finished product desired along with an indication of the package size mix required, (ii) the dosage strength(s) of the finished product requested, (iii) dates by which the ordered finished product must be ready for release by Mallinckrodt's quality assurance function and shipment, (iv) the anticipated shipping destination for any finished goods and (v) such other information as Mallinckrodt wishes to provide or that King might find necessary or useful in completing a specific work order. All work or purchase orders must be submitted by Mallinckrodt to King in writing at least sixty (60) days in advance of the anticipated date of delivery by King.

                  (c) Finished. product shall be delivered F.O.B. King's Bristol Facility at which time risk of loss and responsibility for the product will transfer to Mallinckrodt. King will be responsible to make such arrangements regarding the shipping of finished product to designated destinations as Mallinckrodt shall reasonably request, at Mallinckrodt's expense. Each shipment of finished product will be accompanied by the information required by FDA, DEA and other applicable regulations and as may reasonably be required by Mallinckrodt.

         8.       Acceptance, Rejection and Results.

                  (a) If Mallinckrodt reasonably determines that any finished product (whether in its possession or in the possession of any distributor or customer) is defective in material or workmanship, not in conformance with applicable specifications, is adulterated or misbranded, or is otherwise not in compliance with the requirements of any of the ANDAs (or supplements thereto) relating to the Current Products or the Future Products (as applicable) or of this Manufacturing Agreement, then Mallinckrodt at its sole option and in addition to any other rights it may have under this Manufacturing Agreement or otherwise, may reject and return (either on behalf of itself or on behalf of its customers and distributors) any such finished products to King for repackaging or disposal at King's expense. At the time of any such rejection, Mallinckrodt shall provide King with a written notice describing in detail the circumstances surrounding the rejection and Mallinckrodt's reasons therefor (with specific reference to sections hereof as appropriate). Mallinckrodt may reject such finished goods and either return them to King or destroy or dispose of them in the least expensive and most environmentally sound manner and King shall be responsible for the costs of any such return, destruction or disposal. The amount already paid by Mallinckrodt to King pursuant to Section 5 hereof for any finished goods that are returned, destroyed or disposed of in accordance herewith shall be refunded by King to Mallinckrodt immediately upon written request from Mallinckrodt and, in addition, King shall pay to Mallinckrodt, to reimburse it for the loss of Key Materials in connection with any such finished goods, an amount equal to the amount payable to Mallinckrodt for Key Materials pursuant to the first sentence of Section 5(e) above. Notwithstanding the preceding portions of this subsection (a), in the event that King does not agree with Mallinckrodt that any rejection and return of product by Mallinckrodt is appropriate under the teens hereof, then, if such disagreement cannot be resolved by the parties it shall be referred by them to a mutually acceptable independent consultant for determination as to whether Mallinckrodt had a reasonable basis for rejecting and returning the goods in question. If the consultant determines that Mallinckrodt had no such reasonable basis, then Mallinckrodt shall reimburse King for the costs incurred by King in connection with any such rejection and return. It is agreed that in no event will King have the right to refuse the rejection and return of finished product and that King will only have the right to financial reimbursement after the fact if and when it is determined in accordance with the procedure outlined immediately above that such rejection and return was improper.

                  (b) Any finished product received by Mallinckrodt, or by its distributors or customers (if shipped directly to either of then by King), from King that has not been rejected by Mallinckrodt within sixty (60) days after receipt or within thirty (30) days after the date on which the recipient first became aware or should have become aware of a basis for rejection, whichever occurs later, shall be deemed to have been accepted.

                  (c) If Mallinckrodt reasonably decides to or is required to initiate a product recall, withdrawal or field correction with respect to, or if there is any governmental seizure of, any finished product manufactured hereunder which action is due, in whole or in part, to (i) a failure of any lot of finished product manufactured by King hereunder to conform to applicable specifications (including, without limitation, it being adulterated or misbranded), required manufacturing processes, the requirements of the appropriate ANDA (or supplement thereto) or any warranty or other requirement set forth in this Manufacturing Agreement, (ii) the failure by King to comply in all respects with any applicable law, rule, regulation, standard, court order or decree or (iii) the negligent or intentional wrongful act or omission of King, Mallinckrodt will notify King promptly of the details regarding such action, including providing copies of all relevant documentation concerning such action. King will assist Mallinckrodt in investigating any such situation, if Mallinckrodt so requests, but all regulatory contacts that are made and all activities concerning seizure, recall, withdrawal or field correction will be initiated and coordinated by Mallinckrodt, in accordance with intercompany standard operating procedures to be developed by the parties in accordance with Section 1(e) above.

                  (d) If any such recall, withdrawal, field correction or seizure occurs due solely to (i) a failure of any lot or batch of finished product manufactured by King hereunder to conform to applicable specifications (including, without limitation, it being adulterated or misbranded), required manufacturing processes, the requirements of the appropriate Current ANDA or future ANDA or any warranty or other requirement set forth in this manufacturing Agreement, (ii) the failure by King to comply in all respects with any applicable law, rule, regulation, standard, court order or decree or (iii) the negligent or intentional wrongful act or omission of King, then King shall bear the full cost and expense of any such seizure, recall, withdrawal or field correction, including without limitation finished product replacement to the market from which there was a seizure, recall, withdrawal or field correction and any and all third parry fees such as (by way of example) fees charged by wholesalers whose aid might be required in connection with the recall process. If both King and Mallinckrodt contribute to the cause of a seizure, recall, withdrawal or field correction, the cost and expenses thereof will be shared in proportion to each party's contribution to the problem.

         9.       Regulatory Compliance.

                  (a) King will comply fully with all federal, state and local laws, regulations and standards applicable to production by King and its performance of its obligations hereunder, including, without limitation, all applicable regulations of or requirements under licenses, registrations, permits or approvals from the FDA and SEA.

                  (b) King will provide advance notification to Mallinckrodt of any FDA or DEA inspection of the Bristol Facility or, if not possible, while such inspection is in progress and will furnish Mallinckrodt promptly with pertinent portions of all FDA or DEA inspection reports and related correspondence as and when these become available to King. To the extent such inspections, reports or correspondence relate to King's production or its performance of its obligations hereunder, Mallinckrodt shall have the right to participate in the inspection process and to provide meaningful input with respect to the nature and specifics of any response to any FDA or DEA inspection report and/or correspondence.

         (c) King will concurrently perform process and cleaning validation, analytical methods validation, and installation/operating qualification and calibration of all equipment and facilities utilized in the manufacture, packaging, testing, storing and release of flushed product, such validations, qualifications and calibrations to be in accordance with all current FDA regulations. All such validations, qualifications and calibrations will be reviewed periodically, but no less often than annually, during the term hereof, and through effective change control procedures insure that such validation is current. Upon reasonable advance notice and arrangement with King, Mallinckrodt will have the right to observe the validation process and review the results thereof upon request. In general, King will at all times in the performance of its obligations hereunder comply with its standard operating procedures and will make copies of such standard operating procedures available to Mallinckrodt for review upon request. King agrees to make such changes in its standard operating procedures, to the extent they are utilized in connection with King's performance hereunder, as Mallinckrodt shall from time to time reasonably request, provided that Mallinckrodt agrees to pay King for any additional cost to King occasioned by such changes.

         (d) Batch records, including information relating to the manufacturing, packaging and quality control testing and analysis for each lot of finished product produced hereunder, will be prepared as and when King performs any such tasks. These records shall include, without limitation, the following: raw material and packaging or container/closure component release, mixing and filling records, container and component tracing records, equipment usage records, in-process and final laboratory testing results, in-process and final physical inspection results, labeling and packaging records, records relating to deviations from approved procedures, out-of-specification investigative reports and records generally concerning investigative and corrective action by King. Mallinckrodt shall have the right at any time and upon reasonable notice during the term hereof to inspect King's batch records relative to production hereunder. Batch records and all other records relating to production hereunder shall be retained by King for the longer of the duration of this Manufacturing Agreement or the period required for meeting all rules and regulations of the FDA and other applicable regulatory agencies.

         (e) King will notify Mallinckrodt immediately of any warning (including any FDA Form 483), citation, indictment, claim, lawsuit or proceeding issued or instituted by any federal, state or local governmental entity or agency against King if, and to the extent that, the manufacture of products hereunder for Mallinckrodt is affected, or of any revocation of any license or permit issued to King, to the extent that any relate in any fashion to the Bristol Facility or King's production or its performance of its obligations hereunder.

         (f) King agrees to handle all raw materials used in connection with its performance hereunder in a safe manner and in an environmentally prudent fashion, strictly in accordance in all cases with applicable federal, state and local laws, rules, regulations and standards concerning, health, safety, the environment or the handling and disposition of hazardous materials or waste. Specifically, but without limitation, King will take all steps necessary to insure that all waste generated by King in connection with its performance hereunder will be stored, transported and disposed of in a safe and environmentally sound manner consistent with all federal, state and local laws, rules and regulations.

         (g) King shall notify Mallinckrodt of (i) any adverse drug experience or reaction reports or any other reports or information indicating that any of the finished products hereunder have any toxicity, sensitivity reactions or are otherwise alleged to cause illness or injury of any kind or are adulterated or misbranded or (ii) any product complaints made by customers or that will or could cause a "field alert" to be issued within twenty four (24) hours of becoming aware of any such difficulties, and shall thereafter cooperate with Mallinckrodt relative to any investigation or inquiry that may be initiated by the FDA with respect thereto (which Mallinckrodt shall have the right to direct and control) and shall further provide Mallinckrodt with all data or other information that Mallinckrodt may require in connection with any reports or correspondence that Mallinckrodt files with the FDA relative to any such adverse drug reaction.

         (h) Within twenty four (24) hours of King's discovery that any batch or lot of finished products, which has previously been approved in accordance with procedures set forth herein, is out of specification King will notify Mallinckrodt immediately of such fact along with details concerning the nature of any such failure to meet specifications. King will make such further internal investigation of any failure to meet specifications that is appropriate under the circumstances and otherwise consistent with its obligations hereunder.

         (i) King will participate with Mallinckrodt in conducting annual product reviews for the Current Products and Future Products in accordance with intercompany procedures to be developed by the parties pursuant to Section l(e) hereof. These will include trend analysis of critical process parameters as well as a review of stability, complaints and adverse drug reports.

         (j) King will be responsible for taking annual quality control stability samples in support of the ANDAs for the Current Products and the Future Products, testing stability samples on a timely basis, and providing Mallinckrodt with stability reports for its product periodic reports. King will initiate a stability failure investigation on any stability test failure within twenty four (24) hours of learning of any such deviation. King will notify Mallinckrodt of a stability failure within twenty four
                  (24) hours of confirmation and cooperate with Mallinckrodt should Mallinckrodt determine that there is a need for a field alert.

         (k) King will cooperate with Mallinckrodt in obtaining Drug Master File reference authorizations from all approved suppliers as soon as possible following the date hereof.

         (1) King will conduct all reprocessing and rework of products in accordance with its standard manufacturing and operating procedures and in accordance with the requirements of the appropriate ANDA (or supplement thereto). In any case, no reprocessing or rework of products will be initiated by King without written approval of Mallinckrodt's authorized regulatory affairs personnel.

         (m) Notwithstanding any other provision hereof, it is understood by the parties that Mallinckrodt shall have sole and complete responsibility for responding to any adverse drug reaction reports, product complaints or making any contact with customers or any regulatory agencies concerning any problems with the finished products produced hereunder or the manufacturing process by which they are produced.

10.      Certain Representations and Warranties of King.

         (a) King represents and warrants that all finished product produced hereunder will (i) be of good quality, material and workmanship, (ii) be free from defects, (iii) be produced in compliance with the specific requirements of the appropriate ANDA (or supplement thereto) and cGMPs applicable to the product, and (iv) meet all specifications.

         (b) King represents and warrants that there is no claim, suit, proceeding or other investigation pending or, to the knowledge of King, threatened against King in connection with manufacture, sale or distribution of the Current Products or Future Products or the King Business in general which might prevent or interfere with King's performance under this Manufacturing Agreement or adversely affect the rights and interests of Mallinckrodt hereunder in any way.

         (c) King represents, warrants and guarantees to Mallinckrodt that finished product produced hereunder by King is not, or will not be (as appropriate):

                  (i) in violation of Sections 5 or 12 of the Federal Trade Commission Act or improperly labeled under applicable Federal Trade Commission Trade Practice Rules,

                  (ii) in violation of any of the provisions of the Fair Packaging and Labeling Act,

                  (iii) adulterated or misbranded within the meaning of the federal Food, Drug and Cosmetic Act, as amended, or within the meaning of any applicable state or municipal law in which the definitions of adulteration and misbranding are substantially identical with those contained in the federal Food, Drug and Cosmetic Act, or articles which may not under the provisions of Sections 404 or 505 of said Act be introduced into interstate commerce or which may not under substantially similar provisions of any state or municipal law be introduced into commerce,

                  (iv) manufactured or sold in violation of the federal Controlled Substances Act, as amended, or any applicable state law,

                  (v) manufactured or sold in violation of any of the provisions of the Fair Labor Standards Act of 1938, as amended,

                  (vi) manufactured or sold in violation of The Occupational Safety and Health Act of 1970, as amended,

                  (vii) manufactured in violation of any applicable federal, state or local environmental law or regulation, or

                  (viii) manufactured in violation of any agreement (commercial or otherwise), judgment, order or decree to which King is a party.

         (d) King certifies that neither it nor any member of its staff has been disqualified or debarred by the FDA for any purpose. If, during the term of this Manufacturing Agreement, King becomes aware that King or any member of its staff is or is about to become a disqualified investigator or is or is about to be debarred, King will immediately notify Mallinckrodt.

         (e) King warrants and represents that neither it nor any member of its staff have been charged with or convicted under federal law for conduct relating to the development or approval, including the process for the development or approval, of any New Drug Application or ANDA, or otherwise relating to the regulation of any drug product under the Generic Drug Enforcement Act of 1992 or any other relevant statute, law or regulation. If at any time King or any member of its staff is charged with or convicted under federal or state law for conduct relating to the development or approval, including the process for development or approval, of any New Drug Application, ANDA, or otherwise relating to the regulation of any drug product under the Generic Drug Enforcement Act of 1992 or any other relevant statute, law or regulation, King will give Mallinckrodt immediate written notice of same.

11.      Certain Covenants of King.

         King recognizes that its performance hereunder is absolutely critical to Mallinckrodt's ability to secure the full benefit of the purchase of the Purchased Assets under and pursuant to the Asset Purchase Agreement. Therefore, during the term hereof (whether the initial term or any renewal term) King will provide Mallinckrodt with certain information concerning the activities and relative well-being of the King Business and will, in addition, agree to take or refrain from taking certain actions in connection with the King Business, as follows:

         (a) Within ninety (90) days after the end of each fiscal year, King shall provide to Mallinckrodt a statement of financial condition of King for the previous fiscal year, including a balance sheet and statement of earnings for such year, certified as accurate by the chief executive and chief financial officers of King, prepared in accordance with generally accepted accounting principles on a basis consistent with past practices.

         (b) King will provide written notice to Mallinckrodt, as soon as reasonably practicable and in any event within fifteen (15) days after it acquires knowledge, of the commencement of, or material threat of the commencement of, any action, suit or proceeding, brought by any party (private or governmental), before any court, arbitrator, commission or governmental body, agency or official which may have an adverse effect on the ANDA Business or King's continued performance hereunder. In connection with any such notice King shall provide to Mallinckrodt a description of the nature of any such pending or threatened action as well as such other information as Mallinckrodt may reasonably request.

         (c) King will do all things necessary or appropriate to maintain the value and usefulness of the Bristol Facility and all its other assets and properties. King will keep the Bristol Facility and all of its tangible property in good working order and condition, ordinary wear and tear excepted, subject to the dictates of commercial necessity and sound business practice. King will maintain insurance on its properties in at least such amounts and against at least such risks as are usually insured against by companies of established repute engaged in the same or similar business, including without limitation (i) product liability insurance with limits of Ten Million Dollars ($10,000,000) per occurrence and Ten Million Dollars ($10,000,000) in the aggregate and with an appropriate endorsement naming Mallinckrodt as an additional insured party, (ii) insurance covering loss or damage with respect to any Key Materials, work-in-process or finished product inventory in King's possession with an appropriate endorsement naming Mallinckrodt as an additional insured party, (iii) insurance on the Bristol facility and on each and every item of equipment to be used in connection with production hereunder within limits of Twenty Million Dollars ($20,000,000) for the building and Six Million Dollars ($6,000,000) for the equipment and (iv) a policy of insurance for business interruption insuring all of King's business activities, including without limitation the ANDA Business, against all such risks as are ordinarily and normally insured against under such policies.

         (d) King will continue to engage in business of the same general type as the King Business and will preserve, renew and keep in full force and effect its corporate existence and take all action reasonably necessary to maintain its rights, privileges and permits (including any regulatory permits) necessary or desirable in the normal conduct of business.

         (e) Unless Mallinckrodt gives King its written consent (which consent shall not, without business reason to Mallinckrodt, be withheld) King will not engage in any transaction whereby it
                  (i) merges with any other person, firm or entity, (ii) sells all, substantially all or a substantial portion of its assets to any person, firm or entity, (iii) sells a controlling interest in its voting securities to any person, firm or entity, (iv) sells, leases or otherwise disposes of its ownership of or control over the Bristol Facility or (v) otherwise engages in a transaction that will have as its intent or effect any change of ownership or control of King or of the nature or character of King's business.

         (f) As of a date thirty (30) days after the receipt by King of its audited annual financial statements and thereafter, King shall maintain stockholders' equity, as reported on King's annual audited balance sheet, equal to or in excess of Twelve Million Dollars ($12,000,000).

         (g) King shall maintain a debt to equity ratio of no greater than two and one half to one (2.5/1). For purposes hereof, "debt" shall include, without limitation, all amounts payable under lines of credit, all term financing from banks or financial institutions, all notes payable, the current portion of long-term debt, and long-term debt, and any other items normally denominated as debt, all as reported on King's annual audited balance sheet. For purposes hereof, "equity" shall mean stockholders' equity as reported on King's annual audited balance sheet, as adjusted for any changes in accounting practices subsequent to December 31, 1994. In particular, without limitation, equity shall be adjusted downward for the after tax cost of development of ANDAs if such costs are recorded as an asset on King's annual audited balance sheet.

         (h) King will not create, assume or suffer to exist on any of its assets used in any manner in connection with King's performance hereunder any mortgage, lien, pledge, security interest or encumbrance of any kind, except for (i) liens for current taxes not yet due, (ii) those existing liens set forth on Exhibit G attached hereto, and (iii) leases for equipment to be used in connection with the King Business for manufacturing, development, analytical and general office management purposes. Within thirty (30) days after the Closing Date, King will pay completely its obligations under that certain term loan granted to King by First Union Bank as described on Exhibit G hereto.

         (i) King will not dividend to its shareholders any cash, assets or other property except to the extent that any such dividends would not have the effect of causing King to be in default under either subsections (f) or (g) set forth above in this
                  Section 11.

         (j) King will, as expeditiously as possible after the Closing Date, use all possible efforts to make the corrections, improvements and changes relative to manufacture of APAP/hydrocodone bitartrate dosage forms that are set forth on Exhibit H attached hereto. Once every year during the existence of this Manufacturing Agreement, on or about the anniversary of the date hereof, Mallinckrodt may conduct an audit of King (i) to ensure that there has been compliance by King with the requirements of this subsection (j) and (ii) to discuss what additional corrections, improvements and changes might be made during the year following any such audit.

12.      Access and Audit.

         (a)      In addition to any rights Mallinckrodt may have pursuant to
                  Section 11(j) set forth above, Mallinckrodt, through its employees, consultants or other representatives, will have the right during normal business hours and upon fifteen (15) days advance arrangement with King to inspect and audit King's operations at the Bristol Facility to determine whether or not King is complying in all respects with any of its obligations hereunder. Mallinckrodt warrants that all such inspections and audits shall be carried out in a manner calculated not to unreasonably interfere with King's conduct of business at the Bristol Facility and to insure the continued confidentiality of King's other business and technical information. Further, Mallinckrodt agrees to comply with all of King's safety and security requirements during any visits to the Bristol Facility.

         (b) Upon at least fifteen (15) days advance notice, appropriate employees or representatives of Mallinckrodt shall have the right, periodically but no more often than quarterly, to audit the books and records of King that relate in any fashion to the provision by King of services hereunder or the rights of Mallinckrodt hereunder. King will provide copies (at a minimal charge) of all relevant documentation and appropriate King personnel will be made available to answer questions and provide information in connection with any such audit.

13.      Ownership of Technology.

         King acknowledges that, pursuant to the Asset Purchase Agreement of even date herewith, Mallinckrodt owns all right, title and interest in and to the Current Products and the Future Products. King further acknowledges that Mallinckrodt will become the owner of all right, title and interest in and to all technology, know-how, inventions, discoveries, ideas, innovations, concepts, information or data, whether patentable or not, which results from the production of finished product hereunder ("Proprietary Information"). Upon the termination or expiration of this Manufacturing Agreement or upon Mallinckrodt's request at any time, King agrees to deliver to Mallinckrodt any and all documents or information relating to the Proprietary Information and King further agrees, during the term hereof, to keep Mallinckrodt apprised in writing of the nature of any Proprietary Information that is developed as and when this occurs.

14.      Warranties of Mallinckrodt.

         (a) Mallinckrodt warrants to King that the Key Materials furnished by Mallinckrodt hereunder will meet the specifications set forth on Exhibit B attached hereto. In the event any lot of Key Materials is not in conformance with applicable specifications, King will give immediate written notice of the nature of any such defect to Mallinckrodt and will furnish a sample of any defective material to Mallinckrodt by the fastest possible means. Mallinckrodt shall replace, at its own expense, any lot of Key Materials that does not meet applicable specifications, and shall reimburse King for its actual, out-of-pocket costs in handling such material, but in no event shall Mallinckrodt be liable to King for the payment of special, incidental, indirect or consequential damages, even if advised of the possibility of such damages. It shall be a condition of Mallinckrodt's obligation to reimburse King hereunder that Mallinckrodt receive complete documentation proving the nature and amount of out-of-pocket costs incurred by King. Notwithstanding any other provision hereof, Mallinckrodt makes no representation or warranty of any kind, express or implied, as to the merchantability, fitness for a particular purpose or as to any other matter with respect to the Key Materials, whether used alone or in combination with any other material.

         (b) Mallinckrodt represents, warrants and guarantees to King that Key Materials furnished to King hereunder are not, or will not be (as appropriate):

                  (i) in violation of Sections 5 or 12 of the Federal Trade Commission Act or improperly labeled under applicable Federal Trade Commission Trade Practice Rules,

                  (ii) in violation of any of the provisions of the Fair Packaging and Labeling Act,

                  (iii) adulterated or misbranded within the meaning of the federal Food, Drug and Cosmetic Act, as amended, or within the meaning of any applicable state or municipal law in which the definitions of adulteration and misbranding are substantially identical with those contained in the federal Food, Drug and Cosmetic Act, or articles which may not under the provisions of Sections 404 or 505 of said Act be introduced into interstate commerce or which may not under substantially similar provision of any state or municipal law be introduced into commerce,

                  (iv) manufactured or sold in violation of the federal Controlled Substances Act, as amended, or any applicable state law,

                  (v) manufactured or sold in violation of any of the provisions of the Fair Labor Standards Act of 1938, as amended,

                  (vi) manufactured or sold in violation of The Occupational Safety and Health Act of 1970, as amended,

                  (vii) manufactured in violation of any applicable federal, state or local environmental law or regulation, or

                  (viii) manufactured in violation of any agreement (commercial or otherwise), judgment, order or decree to which Mallinckrodt is a party.

15.      Force Majeure.

         Neither party to this Manufacturing Agreement shall be liable for or be in breach of any provision hereof for any failure or delay on its part to perform any obligation (other than the obligation to make payments when due) under any provision of this Manufacturing Agreement because of an event of "force majeure", including, but not limited to, any act of God, fire, flood, explosion, unusually severe weather, war, insurrection, riot, sabotage, or any other cause whatsoever, whether similar or dissimilar to those enumerated herein, beyond any possibility of control of such party, if and only if the party affected shall have used all possible efforts under the circumstances to avoid such occurrence and to remedy it promptly if it shall have occurred and, further, if and only if any such occurrence is not the result of any failure by a party to perform fully its obligations hereunder which failure is not itself caused by an event of "force majeure." Notwithstanding the immediately preceding sentence, the occurrence of an event of "force majeure" shall have no effect whatsoever on the obligations or responsibilities of King under and pursuant to the terms of Sections 4.1(b) and 4.1(c) of the Asset Purchase Agreement or any other provision thereof placing upon King any liability, obligation or responsibility. Without prejudice to or effect upon Mallinckrodt's rights under the Asset Purchase Agreement, if an event of force majeure in any given contract year causes a failure or delay in performance hereunder by King for more than thirty (30) continuous days during any given contract year, Mallinckrodt, at its option, may (i) reduce the total quantity of finished product to be manufactured and delivered hereunder and the Minimum Manufacturing Fee otherwise due hereunder equitably and proportional (A) to the amount of time during such year that performance has been prevented by the event of force majeure and (B) to the extent of deliveries or performance not made or not accepted as a result of such event of force majeure or (ii) may, at its option extend the delivery or performance period by the amount of time during which such delivery or performance was omitted or delayed.

16.      Relationship of Parties.

         For all purposes hereof, King shall be deemed to be an independent contractor and this Manufacturing Agreement shall not create an agency, partnership, joint venture, or employer/employee relationship, and nothing hereunder shall be deemed to authorize either party to act for, represent or bind the other or any of its affiliates except as expressly provided in this Manufacturing Agreement.

17.      Confidentiality.

         (a) King and Mallinckrodt shall maintain in confidence and not use or disclose to any third party, except as is specifically contemplated herein or is otherwise necessary to perform their respective obligations under this Manufacturing Agreement, and then only on a confidential basis satisfactory to both parties, any information, including without limitation business and technical information, experience or data regarding any facility, programs, laboratories, processes, products, costs, equipment operation or customers, relating to the manufacture or sale of finished product hereunder; in particular, but without limitation, the aforestated obligation of confidentiality as it relates to King applies to the Proprietary Information as defined in Section 13 hereof and the aforestated obligation of confidentiality as it relates to Mallinckrodt applies to information concerning the Bristol Facility and the King Business. The foregoing obligations of confidentiality and non-use shall survive the termination or expiration of this Manufacturing Agreement for a period of five (5) years. Nothing herein shall prevent either party from disclosing any information required by statute or governmental regulations to be disclosed in a judicial or administrative proceeding after all reasonable legal remedies for maintaining such information in confidence have been practically exhausted or from using information which (i) has been published or has become part of the public domain other than by acts, omissions or fault of such party, (ii) was lawfully received by such party from a third party free of any obligation of confidence to such third party, (iii) or a party can demonstrate from its records was already in its possession prior to receipt thereof, directly or indirectly, from the other party. The party asserting the applicability of one of the exclusions from the obligation of confidentiality set forth in the immediately preceding sentence shall have the burden of proving the applicability of any such exclusion in any particular circumstance.

         (b) Each party acknowledges that any breach by it of the confidentiality obligations set forth in this Section 17 would cause the other party irreparable harm for which compensation by monetary damages would be inadequate and, therefore, the party that has been harmed by any such breach shall have the right to an injunction or decree for specific performance, in addition to any other rights and remedies such party may have at law or in equity.

18.      Indemnification.

         (a) King hereby agrees to indemnify, defend and hold harmless Mallinckrodt and its affiliates from and against any and all demands, claims, actions, causes of action, assessments, losses, damages, injuries, liabilities, costs and expenses, including without limitation, interest, penalties and reasonable attorneys' fees and expenses (collectively "Damages") asserted against, resulting to, imposed upon or incurred by Mallinckrodt or its affiliates, directly or indirectly related to, arising out of or resulting from:

                  (i) any breach or failure of any of the representations, warranties and covenants of King contained herein, including (without limitation) any breach or failure by King to perform any obligation contained herein, including without limitation the production of finished product hereunder strictly in accordance with the requirements of the applicable ANDAs (or supplements thereto), applicable cGMP requirements, applicable laws, rules and regulations (including without limitation FDA and DEA rules and regulations) and any other requirements set forth herein,

                  (ii) any failure of King, or anyone acting on behalf of King, to observe or comply with any applicable laws, rules or regulations related in any fashion to King's performance hereunder, including without limitation the handling or disposal of any materials or wastes generated by King in connection with its performance hereunder,

                  (iii) any imposition of liability or notice of responsibility issued by any federal, state or local authority related to the handling or disposal of any materials or wastes used or generated by King in connection with its performance hereunder,

                  (iv) the use or handling of the finished product produced hereunder, except to the extent that any Damages are caused by the failure of Key Materials supplied by Mallinckrodt to meet applicable specifications or otherwise caused by the Key Materials,

                  (v) any claim, notice or governmental action affecting King or the Bristol Facility, including without limitation any requirement for action or the payment of monies to remediate any environmental condition at the Bristol Facility, and

                  (vi) any Damages arising as a consequence of any of the following:

                           (A) a recall, withdrawal or suspension of any product registration, product license, manufacturing license (e.g. an NDA or ANDA), or other governmental license, approval or consent with respect to any products manufactured under this Manufacturing Agreement,

                           (B) any injunction or other order issued by any court of appropriate jurisdiction which requires King or Mallinckrodt to recall products manufactured under this Manufacturing Agreement or requires King to suspend its operations pending further approval or authorization from a governmental official or agency or which otherwise has a material adverse effect on King's performance hereunder, or

                           (C) King, or any of its employees or affiliates, is debarred under relevant sections of the federal Food, Drug and Cosmetic Act or is convicted of or formally charged with a criminal offense relating to the development or approval process or the manufacture or sale of any drug or pharmaceutical product or is otherwise convicted of or charged with violation of any law that could subject it, or them, to criminal penalty.

         (b) Subject to the conditions and limitations set forth in Section 14 hereof, Mallinckrodt hereby agrees to indemnify, defend and hold harmless King from and against any and all Damages asserted against, resulting to, imposed upon or incurred by King, directly or indirectly related to, arising out of or resulting from:

                  (i) any breach or failure of any of the representations and warranties of Mallinckrodt contained herein,

                  (ii) any breach or any failure of Mallinckrodt to perform any obligation herein,

                  (iii) any Damages caused by the failure of Key Materials supplied by Mallinckrodt to meet applicable specifications, or otherwise caused by the Key Materials, and

                  (iv) any Damages, to the extent and only to the extent related to the Key Materials, arising as a consequence of the following:

                           (A) a recall, withdrawal, or suspension of any product registration, product license, manufacturing license, or other governmental license, approval or consent with respect to the production Key Materials by Mallinckrodt, or

                           (B) any injunction or other order issued by any court of appropriate jurisdiction which requires Mallinckrodt to suspend its operations relative to the production of Key Materials pending further approval or authorization from a governmental official or agency or which otherwise has a material adverse effect on Mallinckrodt's performance hereunder.

         (c) In the event that the Indemnified Party shall reasonably believe that it has a claim for Damages ("Damage Claim"), it shall give prompt notice in accordance herewith to the Indemnifying Party of the nature and extent of such Damage Claim and the Damages incurred by it. If the Damages are liquidated in amount, the notice shall so state, and such amount shall be deemed the amount of such Damage Claim of the Indemnified Party against the Indemnifying Party (subject to the right of the Indemnified Party to submit claims for additional Damages incurred after the date of any such notice). If the amount is not liquidated, the notice shall so state and, in such event, such Damage Claim shall be deemed asserted against the Indemnifying Party, but no payment or satisfaction shall be made on account thereof until the amount of such claim is liquidated.

         (d) If the Indemnifying Party shall not, within thirty (30) days after the giving of such notice by the Indemnified Party, notify the Indemnified Party in accordance herewith that the Indemnifying Party disputes the right of the Indemnified Party to indemnity in respect of such Damage Claim, then any such Damage Claim shall be paid or satisfied as follows: (i) if said Damage Claim is liquidated, the full amount of Damages associated with such Damage Claim shall be paid to the Indemnified Party by the Indemnifying Party at the end of such thirty (30) day period, or (ii) if the amount of such Damage Claim is unliquidated at the time notice is originally given to the Indemnifying Party, the Indemnified Party shall give a second notice to the Party when the liquidated amount of such Damage Claim is known and, unless the Indemnifying Party shall object in writing to such amount (as opposed to the Damage Claim itself, as to which the right to dispute had expired) within twenty (20) days after the giving of said second notice, then payment of the Damages associated with such Damage Claim shall be made by the Indemnifying Party to the Indemnified Party at the end of such twenty (20) day period.

         (e) Any portion of the amount of Damages asserted by an Indemnified Party in connection with a Damage Claim shall, if not objected to by the Indemnifying Party in accordance with the procedures established herein, be considered to be subject to satisfaction by payment without further objection.

         (f) If an Indemnifying Party shall notify the Indemnified Party that it disputes any Damage Claim or the amount thereof (which notice shall only be given if the Indemnifying Party has a good faith belief that the Indemnified Party is not entitled to indemnity or the full amount of indemnity as claimed) then the parties hereto shall endeavor to settle and compromise such claim, or may agree to submit the same to arbitration, and, if unable to agree on any settlement or compromise or on submission to arbitration, such claim shall be settled by appropriate litigation, and any liability and the amount of the Damages established by reason of such settlement, compromise, arbitration or litigation, or incurred as a result thereof, shall be paid and satisfied as provided herein.

         (g) An Indemnified Party will promptly give notice to the Indemnifying Party of any claim of a third party which may reasonably be expected to result in a Damage Claim by the Indemnified Party. An Indemnifying Party shall have the right to direct the defense, compromise or settlement of such claim with counsel selected by it, provided the Indemnifying Party gives written notice to the Indemnified Party of its election to do so within twenty (20) days after receipt of notice in accordance with the preceding sentence. If the Indemnifying Party fails to so notify the Indemnified Party of its election to defend any such third party claim the Indemnified Party will (upon further notice to the Indemnifying Party) have the right to undertake the defense, compromise or settlement of such claim on behalf of and for the account and expense of the Indemnifying Party, subject to the right of the Indemnifying Party to assume the defense of such claim at any time prior to settlement, compromise or final determination thereof if and only if such assumption would not prejudice the defense of such claim or the rights of the Indemnified Party.

         (h) In the event an Indemnifying Party has assumed the defense of any such claim, the Indemnified Party shall nonetheless have the right to select its own counsel and participate in the defense of such claim at and for its own expense and account, subject to the right of the Indemnifying Party to retain ultimate control of the management of the defense of such claim, and further subject to the obligation of the Indemnified Party reasonably to cooperate in all respects with the Indemnifying Party for the effective defense of such claim. Counsel for the Indemnified Party in such circumstances shall consult and cooperate with counsel for the Indemnifying Party in defending against any such third party claim.

         (i) An Indemnifying Party shall not under any circumstances, without the written consent of the Indemnified Party, settle or compromise any claim or consent to the entry of any judgment which does not include as an unconditional term thereof the giving by the claimant or the plaintiff to the Indemnified Party a release from all liability in respect of such claim, in form and substance reasonably satisfactory to the Indemnified Party.

         (j) Notwithstanding anything to the contrary contained herein, if a third party claim is made which the third party is unequivocally willing to settle for the payment of money but the Indemnified Party elects not to settle, then the Indemnifying Party shall not be liable hereunder with respect to any Damage Claim arising from such third party claim for more than the amount which such third party at any time unequivocally agrees in writing to accept in payment or compromise of the claim plus any related costs and expenses incurred by the Indemnified Party as of the date of such offer of settlement.

19.      Term and Termination.

         (a) Unless sooner terminated in accordance herewith, the initial term of this Manufacturing Agreement shall commence on December 13, 1995 and shall end on December 31, 2000, and shall automatically be renewed for consecutive one (1) year periods thereafter unless either party shall give written notice to the other party, at least six (6) months prior to the end of the initial term or any renewal term, that it does not wish the Manufacturing Agreement to be renewed.

         (b) This Manufacturing Agreement may be terminated by either party for cause upon written notice to the other. For purposes of the preceding sentence, "cause" shall mean (without limitation): (i) any material breach of this Agreement by a party which shall go uncorrected for a period of sixty (60) days after written notice of such breach has been given to the defaulting party, (ii) the institution by a party of voluntary proceedings in bankruptcy or under any insolvency law or law for the relief of debtors, (iii) the making by a party of an assignment for the benefit of creditors or any dissolution or liquidation, (iv) the filing of an involuntary petition under any bankruptcy or insolvency law against a party, unless such petition is dismissed or set aside within sixty (60) days from the date of its filing, or (v) the appointment of a receiver or trustee for the assets or business of a party, unless such appointment is dismissed or set aside within sixty (60) days from the date of such appointment.

         (c) Notwithstanding subsection (b) set forth immediately above, Mallinckrodt shall additionally have the right to terminate this Manufacturing Agreement effective immediately upon written notice to King in the event that (i) King suffers a suspension of any product registration, product license, manufacturing license (e.g., an NDA or ANDA), or other governmental license, approval or consent with respect to any of its dosage pharmaceutical products, (ii) to the extent it may adversely effect King's performance hereunder, King suffers any injunction or other order issued by any court of appropriate jurisdiction which requires it to recall products or suspend its operations with respect to some or all of its dosage pharmaceutical products pending further approval or authorization from a governmental official or agency or which otherwise has a material adverse effect on its dosage pharmaceutical operations of any sort, or (iii) King, or any of its employees or affiliates, is debarred under relevant sections of the federal Food, Drug and Cosmetic Act or is convicted of or formally charged with a criminal offense relating to the development or approval process or the manufacture or sale of any drug or pharmaceutical product or is otherwise convicted of or charged with violation of any law that could subject it, or them, to criminal penalty, (iv)
                  King is otherwise, on a consistent basis, not in material compliance with any laws, rules, and regulations relative to production hereunder or the performance of its obligations hereunder, (v) King is unable or unwilling to produce finished product conforming to all applicable specifications and the requirements hereof as and when reasonably requested by Mallinckrodt, (vi) an event of force majeure (as described in Section 15 hereof) prevents full performance by King hereunder on a consecutive basis for a period of one hundred twenty (120) days, or (vii) King has repeatedly and materially breached its obligations hereunder.

         (d) The representations and warranties of the parties hereunder, covenants which by their terms have effect after the termination or expiration hereof, and the parties' indemnification and confidentiality obligations shall survive termination or expiration of this Manufacturing Agreement.

20.      Assistance by King.

         Upon termination of this Manufacturing Agreement by either party or at any time during the term hereof, King agrees to supply, upon Mallinckrodt's written request and at Mallinckrodt's sole expense, reasonable assistance to Mallinckrodt or Mallinckrodt's designated representative in the manufacture of finished dosage form products relative to the Current Products and the Future Products by Mallinckrodt or Mallinckrodt's designated representative.

21.      Subcontracting.

         King shall not subcontract or delegate performance of any of its obligations under this Manufacturing Agreement without the prior written consent of Mallinckrodt.

22.      Remedies Cumulative.

         The remedies provided in this Manufacturing Agreement shall be cumulative and shall not preclude assertion by any party hereto of any other rights (whether legal or equitable in nature) or the seeking of any other remedies against any other party hereto.

23.      Binding Effect and Assignment.

         This Manufacturing Agreement shall inure to the benefit of and be binding upon the parties hereto, their successors and assigns; provided, however that neither party shall, without the prior written consent of the other party, assign or transfer any of its rights, benefits, obligations, or other interest under this Manufacturing Agreement to any other party.

24.      Notice.

         All notices, consents, approvals or other notifications required to be sent by one party to the other party hereunder shall be in writing and shall be deemed served upon the other party if delivered by hand or sent by United States registered or certified mail, postage prepaid, with return receipt requested, addressed to such other party at the address set out below, or the last address of such party as shall have been communicated to the other party. If a party changes its address, written notice shall be given promptly to the other party of the new address. Notice shall be deemed given on the day it is mailed (in the case of delivery by mail) or the date of delivery (in the case of delivery by hand) in accordance with the provisions of this paragraph. The addresses for notices are as follows:

         If to Mallinckrodt:

                  Mallinckrodt Chemical, Inc.
                  16305 Swingley Ridge Drive
                  Chesterfield,  Missouri 63017

                  Attention: Michael J. Collins, Group Vice President,
                             Pharmaceutical Specialties Group

         with a copy to:

                  Mallinckrodt Chemical, Inc.
                  16305 Swingley Ridge Drive
                  Chesterfield, Missouri 63017
                  Attention: Jake A. Larimer
                             Vice President and General Counsel

         If to King:

                  King Pharmaceuticals, Inc.
                  501 Fifth Street
                  Bristol, Tennessee 37620
                  Attention: John M. Gregory, President

         with a copy to:

                  King Pharmaceuticals, Inc.
                  501 Fifth Street
                  Bristol, Tennessee 37620
                  Attention: John A.A. Bellany,
                             Vice President and General Counsel

25.      Governing Law and Jurisdiction

         This Agreement shall be governed by and construed in accordance with the substantive and procedural laws (as opposed to the conflicts of law provisions of the State of Tennessee. In the event King initiates an action against Mallinckrodt, such action shall be brought in either the United States District Court for the Eastern District of Missouri or in the state courts of Missouri and King hereby consents to personal jurisdiction in said courts. King waives any and all rights to object on any basis (including inconvenience of forum) to the jurisdiction of such courts for the purpose of such litigation to enforce this Agreement or any rights of Mallinckrodt with respect to the subject matter hereof. In the event Mallinckrodt initiates an action against King, such action shall be brought in the United States District Court of the Eastern District of Tennessee in Greenville, Tennessee or in any state court sitting in Sullivan County, Tennessee or in Washington County, Tennessee and Mallinckrodt hereby consents to personal jurisdiction in said courts. Mallinckrodt waives any and all rights to object on any basis (including inconvenience of forum) to the jurisdiction of such courts for the purpose of such litigation to enforce this Agreement or any rights of King with respect to the subject matter hereof.

26.      Waiver.

         The failure by any party to exercise any of its rights hereunder or to enforce any of the terms or conditions of this Manufacturing Agreement on any occasion shall not constitute or be deemed a waiver of that party's rights thereafter to exercise any rights hereunder or to enforce each and every term and condition of this Manufacturing Agreement.

27.      Modifications.

         This Manufacturing Agreement may not be modified except by a writing specifically referring to this Manufacturing Agreement and executed by duly authorized representatives of both parties. The obligations of the parties are governed by the terms and conditions of this Manufacturing Agreement and none of the general terms and conditions of any Mallinckrodt purchase order or any King acknowledgement or any substantially similar documents of either party will in any case be controlling or supersede the provisions hereof.

28.      Precedence.

         In the event of any conflict or inconsistency between the terms of this Manufacturing Agreement and the Asset Purchase Agreement, the latter shall prevail.

29.      Severability.

         A determination that any portion of this Manufacturing Agreement is unenforceable or invalid shall not affect the enforceability or validity of any of the remaining portions hereof or of this Manufacturing Agreement as a whole. In the event that any part of any of the covenants, sections or provisions herein may be determined by a court of law or equity to be overly broad or against applicable precedent or public policy, thereby making such covenants, sections or provisions invalid or unenforceable, the parties shall attempt to reach agreement with respect to a valid and enforceable substitute for the deleted provisions, which shall be as close in its intent and effect as possible to the deleted portions.

30.      Headings.

         The parties agree that the section and article headings are inserted only for ease of reference, shall not be construed as part of this Manufacturing Agreement, and shall have no effect upon the construction or interpretation of any part hereof.

31.      Counterparts.

         This Manufacturing Agreement may be executed in several counterparts, and each executed counterpart shall be considered an original of this Manufacturing Agreement.

         IN WITNESS WHEREOF, the parties hereto have caused this Manufacturing Agreement to be executed as of the day and year first above written.

KING PHARMACEUTICALS, INC           MALLINCKRODT CHEMICAL, INC.



By:/s/ John M. Gregory              By:/s/ Richard T. Higgons
   -------------------------------       ---------------------------------------
       John M. Gregory, President           Richard T. Higgons,
                                            Vice President Strategic Development

                                 Schedule l(a)

         Report Form for Hydrocodone Bitartrate Usage and Availability

                          Kilograms of H ydrocodone
  Date      Lot Number         Bitartrate Used                 Remaining Quota
--------------------------------------------------------------------------------
1/l/96                                                               X kg.
1/8/96        ZZZ                Y                                 X-Y kg.

                                 FIRST AMENDMENT
                                     TO THE
                          TOLL MANUFACTURING AGREEMENT
                                       FOR
                       APAP/HYDROCODONE BITARTRATE TABLETS

         THIS AMENDMENT ("Amendment") dated as of February 14, 1997, is entered into by and between Mallinckrodt Chemical, Inc. ("Mallinckrodt,") a Delaware corporation, and King Pharmaceuticals, Inc. ("King") a Tennessee corporation.

         WHEREAS, Mallinckrodt and King entered into and executed a Toll Manufacturing Agreement for APAP/Hydrocodone Bitartrate Tablets (the "Manufacturing Agreement") dated December 13, 1995; and

         WHEREAS, the Manufacturing Agreement provides that King shall abide by certain negative covenants, including a covenant that King shall not encumber particular assets used in connection with King's performance under the Manufacturing Agreement; and

         WHEREAS, Mallinckrodt and King now desire that King be released from certain negative covenants and restrictions contained in the Manufacturing Agreement as herein specified, in consideration of Mallinckrodt being granted an option to terminate the Manufacturing Agreement prior to commencement of the fifth contract year of same at no additional cost, along with the alternative option to continue the Manufacturing Agreement for three (3) years additional to the current term of the Manufacturing Agreement, which expires on December 31, 2000, with the Minimum Manufacturing Fee for said additional three (3) years being equal to the Minimum Manufacturing Fee for the Fifth contract year of the Manufacturing Agreement as provided in this Amendment; and

         WHEREAS, as additional consideration for King's release from said covenants and restrictions as specified herein, John Gregory, CEO and Chairman of the Board of King, has agreed to personally guarantee payment by King to Mallinckrodt of any liabilities, costs and expenses, up to a total maximum liability, including costs and expenses, of Two Million Dollars

($2,000,000.00), arising from King's failure to perform its obligations under the Manufacturing Agreement.

         NOW, THEREFORE, in consideration of the mutual covenants, agreements, representations, and warranties hereinafter contained, the parties hereto agree pursuant to Section 27 of the Manufacturing Agreement, to modify, amend and supplement the Manufacturing Agreement as follows:

1. Line items (ii)-(v) of Section 6(a) of the Manufacturing Agreement shall be amended, and line item (vi) shall be added, to provide for the purchase by Mallinckrodt of a guaranteed number of whole batches at the established Tolling Fee yielding a Minimum Manufacturing Fee as follows:

Contract Year                                 Guaranteed Minimum                  Minimum Manufacturing Fee
                                               Number of Batches
  (ii)  second contract year                         200                                 $1,000,000,
  (iii) third contract year                          250                                 $1,250,000,
  (iv)  fourth contract year                         300                                 $1,500,000,
  (v)   fifth contract year                          300                                 $1,500,000,
  (vi)  sixth, seventh and                           300                                 $1,500,000.
        eighth contract years (if applicable)

2. Section 11 (e) of the Manufacturing Agreement shall he amended to read in its entirety as follows:

         Unless Mallinckrodt gives King its written consent (which consent shall not, without business reason to Mallinckrodt, be withheld) King will not engage in any transaction whereby it (i) merges with any other person, firm or entity, or (ii) sells all, substantially all or a substantial portion of its assets to any person, firm or entity.

3. The first sentence of Section 101(g) of the Manufacturing Agreement shall be amended to read in its entirety as follows:

         King shall maintain a debt to city of no greater than three and one half to one(3.5/1).

4. The first sentence of Section 11 (h) of the Manufacturing Agreement shall be deleted in its entirety from Section 11 (h), and for the avoidance of doubt, the sentence to be deleted follows:

         King will not create, assume or suffer to exist on any of its assets used in any manner in connection with King's performance hereunder any mortgage, lien, pledge, security interest or encumbrance of any kind, except for (i) liens for current taxes not yet due, (ii) those existing liens set forth on Exhibit G attached hereto, and (iii) leases for equipment to be usual in connection with the King Business for manufacturing, development analytical and general office management purposes.

5. Section 19(a) of the Manufacturing Agreement shall be amended by adding the following at the end of the current text of said subsection:

         Notwithstanding the foregoing, Mallinckrodt shall have the options and right to terminate this Manufacturing Agreement on and as of December 31, 1999, at the end of the fourth year of the initial term at no additional cost to Mallinckrodt, by providing written notice to King prior to or on June 30, 1999, of Mallinckrodt's exercise of such option to terminate the Manufacturing Agreement on and as of December 31, 1999. In the event that Mallinckrodt elects not to exercise such option of early termination of this Manufacturing Agreement as set forth in the immediate preceding sentence, Mallinckrodt shall have the option and right to extend the initial term of this Manufacturing Agreement for up to three (3) additional years ("Extension Option"), based on and in accordance with all terns and conditions of this Manufacturing Agreement relevant to the fifth and later years of the initial term. Mallinckrodt may exercise the Extension Option by providing written notice to King, at least six (6) months prior to the end of the initial term, of Mallinckrodt's intent to extend the Manufacturing Agreement for a specified number of years, not to exceed three (3) years.

6. As an additional inducement to Mallinckrodt to modify and amend the Manufacturing Agreement in the manner set forth herein, John M. Gregory, CEO and Chairman of the Board of King, has agreed to execute a personal guaranty to Mallinckrodt, up to a maximum liability of Two Million Dollars ($2,000,000.00), in the form attached hereto as Exhibit A. It is understood that Mallinckrodt accepts and is expressly relying upon the promises, covenants and affirmations set forth in said personal guaranty in entering into this Amendment.

7. All representations and warranties made the parties in this Amendment, or delivered pursuant hereto, are incorporated in and constitute a part of the Manufacturing Agreement. Any provision or term of this Amendment which may be interpreted or perceived to conflict with or be inconsistent with any provision or term, of the Manufacturing Agreement, although not specifically referenced in this Amendment, or the Asset Purchase Agreement (the "Asset Purchase Agreement") dated December 13, 1995, between Mallinckrodt, King, and King Pharmaceuticals of Nevada, Inc., shall be interpreted to supersede any such conflicting or inconsistent provision or term of the Manufacturing Agreement or the Asset Purchase Agreement.

8. Except as specifically modified and amended hereby, all terms of the Manufacturing Agreement shall remain in full force and effect.

         IN WITNESS WHEREOF the parties hereto, by and through their duly authorized representatives have executed this Amendment, as of the day and year first above written.

                           KING PHARMACEUTICALS, INC.


                           By:/s/ John M. Gregory
                              -------------------------------------------------
                              John M. Gregory
                              Chief Executive Officer and Chairman of the Board



                          MALLINCKRODT CHEMICAL, INC.


                           By:/s/ Michael J. Collins
                              ------------------------------------------------
                              Michael J. Collins
                              President, Pharmaceutical Specialities Division,
                                 Mallinckrodt, Inc.

                                   EXHIBIT A
                                    GUARANTY

         Given this 14th day of February, 1997, by JOHN M. GREGORY, the undersigned ("Guarantor"), to induce Mallinckrodt Chemical, Inc.
("Mallinckrodt"), to enter into the Amendment to the Toll Manufacturing Agreement for APA,/Hydrocodone Bitartrate Tablets (the "Amendment") of even date herewith, between Mallinckrodt and King Pharmaceuticals, Inc. ("King").

         1. Obligation. The undersigned hereby guarantees to Mallinckrodt payment by King of any liabilities, costs and expenses, up to a total maximum liability, including costs and expenses, of Two Million Dollars ($2,000,000.00), arising from any default by King in the performance of King's representations, warranties and obligations to Mallinckrodt under the terms of the Toll Manufacturing Agreement (the "Manufacturing Agreement") dated December 13, 1995, between Mallinckrodt and King, but only on the condition that, in the event King defaults in the performance of King's representations, warranties and obligations under the Manufacturing Agreement, Mallinckrodt shall take appropriate steps (but not beyond the issuance or return of an execution on judgment) pursuant to the Manufacturing Agreement to recover from King so much of the liability, costs and expenses arising from such default as can thereby reasonably be obtained, before requiring payment of any part thereof from the undersigned.

         2. Term. This instrument shall constitute a continuing guaranty covering the payment of all liabilities, costs and expenses arising from any default by King in the performance of King's representations, warranties and obligations under the Manufacturing Agreement, up to a maximum liability of Two Million Dollars ($2,000,000.00), and shall be binding upon the undersigned until King's fulfillment of all of its obligations under the Manufacturing
Agreement and termination or expiration of the Manufacturing Agreement in accordance with the terms therein.

         3. Applicable Law. This Guaranty has been delivered to Mallinckrodt in the State of Tennessee and shall be construed and enforced in accordance with the laws thereof without regard to its rules with respect to choice of law. No provisions of this Guaranty may be modified, deleted, waived, or amended in any manner except by an agreement in writing executed by the parties.

         IN WITNESS WHEREOF the Guarantor has duly signed this Guaranty on the date stated above with the firm intention to be bound by the terms thereof and with the understanding that Mallinckrodt, as the beneficiary of this Guaranty, is relying thereon.

                                             GUARANTOR:

                                             /s/ JOHN M. GREGORY
                                            ---------------------------
                                              John M. Gregory




                                       2